Exhibit 1.1(b)

chinadotcom corporation
Consolidated Statements of Operations
(Amounts in thousands of U.S. dollars, except per share data)

	Quarter Ended Sep 30, 2002	Quarter Ended Jun 30, 2002
	(Unaudited)	(Unaudited)
Revenues
e-business Solutions	$5,543	$6,034
Advertising	8,062	7,144
Sale of IT products	1,646	1,369
Other income	883	681

	16,134	15,228

Cost of revenues
e-business Solutions	(3,685)	(3,553)
Advertising	(5,808)	(5,756)
Sale of IT products	(1,181)	(700)
Others	(513)	(264)

	(11,187)	(10,273)

Gross margin	4,947	4,955

Selling, general and administrative expenses (a)
Personnel expenses	(5,953)	(5,993)
Premises expenses	(1,333)	(1,176)
Legal claims	(1,424)	—
Other operating expenses	(3,852)	(3,937)

	(12,562)	(11,106)
Depreciation expense	(2,411)	(3,438)
Amortization of goodwill and intangible assets	(414)	(579)
Impairment of goodwill and intangible assets	(300)	(965)
Stock compensation expense	(66)	(84)

	(15,753)	(16,172)

Operating loss	(10,806)	(11,217)
Interest income	4,359	7,385
Interest expense	(513)	(757)
Gain (loss) on disposal of available-for-sale securities	2,949	(2,602)
Other non-operating (losses) gains	(73)	293
Impairment of available-for-sale securities	—	(1,826)
Share of income (losses) in equity investees	521	(69)

Loss before income taxes	(3,563)	(8,793)
Income taxes (expenses) benefits	(80)	2

Loss before minority interests	(3,643)	(8,791)
Minority interests in losses of consolidated subsidiaries	301	752

Net loss	$(3,342)	$(8,039)

Basic and diluted loss per share #	(0.03)	(0.08)

#	The computation of diluted loss per share did not assume the conversion of the stock options and the warrants of the Company during the quarter because their inclusion would have been antidilutive.

(a) Selling, general and administrative expenses to/for related parties	243	30

chinadotcom corporation
Pro forma Consolidated Statements of Operations
(Amounts in thousands of U.S. dollars, except per share data)

	Quarter Ended Sep 30, 2002	Quarter Ended Jun 30, 2002
	(Pro forma*)	(Pro forma*)
Revenues
e-business Solutions	$5,543	$6,034
Advertising	8,062	7,144
Sale of IT products	1,646	1,369
Other income	883	681

	16,134	15,228

Cost of revenues
e-business Solutions	(3,685)	(3,553)
Advertising	(5,808)	(5,756)
Sale of IT products	(1,181)	(700)
Others	(513)	(264)

	(11,187)	(10,273)

Gross margin	4,947	4,955

Selling, general and administrative expenses
Personnel expenses	(5,303)	(5,843)
Premises expenses	(1,276)	(1,121)
Other operating expenses	(3,282)	(3,799)

	(9,861)	(10,763)
Depreciation expense	(2,411)	(3,438)
Amortization of goodwill and intangible assets	(414)	(579)
Stock compensation expense	(66)	(84)

	(12,752)	(14,864)

Operating loss	(7,805)	(9,909)
Interest income	4,359	7,385
Interest expense	(513)	(757)
Share of income (losses) in equity investees	521	(69)

Loss before income taxes	(3,438)	(3,350)
Income taxes (expenses) benefits	(80)	2

Loss before minority interests	(3,518)	(3,348)
Minority interests in losses of consolidated subsidiaries	301	752

Net loss	$(3,217)	$(2,596)

Basic and diluted loss per share #	(0.03)	(0.03)

#	The computation of diluted loss per share did not assume the conversion of the stock options and the warrants of the Company during the quarter because their inclusion would have been antidilutive.

*	The above pro forma consolidated statements of operations exclude the following non-recurring expenses:

    (1) Impairment of goodwill and intangible assets
    (2) Gain/loss on disposal of available-for-sale securities
    (3) Other non-operating gains/losses
    (4) Impairment of available-for-sale securities
    (5) Provision for legal claims and expenses
    (6) Restructuring costs and other one off items

chinadotcom corporation
Consolidated Balance Sheets

	Sep 30, 2002	Jun 30, 2002
	(Unaudited)	(Unaudited)
	(US$’000)	(US$’000)
Assets
Current assets:
Cash and cash equivalents	$126,419	$107,257
Restricted cash	120	282
Accounts receivable	17,268	18,061
Deposits, prepayments and other receivables	7,358	10,703
Available-for-sale debt securities	236,422	236,529
Restricted debt securities	11,873	65,682

Total current assets	399,460	438,514
Property, plant and equipment, net	12,132	14,207
Goodwill	8,905	8,929
Intangible assets	19,090	19,589
Investments in equity investees	392	142
Investments under cost method	312	279
Available-for-sale debt securities	19,800	19,800
Available-for-sale equity securities	2,286	1,974
Other assets	2,053	2,545

Total assets	$464,430	$505,979

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$15,070	$14,365
Other payables	14,410	10,730
Accrued liabilities	11,354	10,467
Bank loans	963	52,282
Deferred revenue	2,419	1,033
Tax payable	712	594

Total current liabilities	44,928	89,471

Long term bank loans, net of current portion	11,482	1,441
Other payables, net of current portion	—	2,860
Minority interests	35,813	35,950

Shareholders’ equity:
Share capital	26	26
Additional paid-in capital	614,142	614,122
Treasury stocks	(5,966)	(5,530)
Accumulated other comprehensive income	(406)	(114)
Accumulated deficits	(235,589)	(232,247)

Total shareholders’ equity	372,207	376,257

Total liabilities and shareholders’ equity	$464,430	$505,979